                                                                   Exhibit 10.02

                                                                  EXECUTION COPY

                               HEARTWARE LIMITED,
                                 ACN 111 970 257

                                 (as the Buyer)

                                       and

                          APPLE TREE PARTNERS I, L.P.,

                     Anthony Low-Beer, individually, and for
   Weiss Peck & Gallagher as Trustee for Anthony Low-Beer Acct. No. 77509658,

   Edward Nerssissian, M.D., individually, and J.T.W.R.O.S. with Mary Luellen,
      Mary Luellen, individually, and J.T.W.R.O.S. with Edward Nerssissian,

                                       and

                          Garrett H. and Carol Thunen,

          (as the Series B Preferred Stockholders of HeartWare, Inc.),

                                       and

                                HEARTWARE, INC.,

                                 (as Heartware)

                          SECURITIES EXCHANGE AGREEMENT

                          Dated as of December 13, 2004

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     SECURITIES EXCHANGE AGREEMENT, dated as of December 13, 2004 (this
"Agreement"), by and among HeartWare Limited, ACN 111 970 257, incorporated under the laws of Victoria, Australia (the "Buyer"), Apple Tree Partners I, L.P. ("ATP"), and the other holders of Series B Preferred Stock of HeartWare, Inc., a Delaware corporation ("HeartWare") listed on Schedule 1 hereto, as the holders of all of the issued and outstanding shares of Series B Preferred Stock (each, a "Selling Stockholder" and collectively, the "Selling Stockholders") of HeartWare, and HeartWare.

                                   WITNESSETH:

     WHEREAS, the Selling Stockholders own in the aggregate 603,130 shares of Series B Convertible Preferred Stock, par value $.001 per share (the "Shares"), of HeartWare; and

     WHEREAS, ATP is the holder of certain promissory notes, as more fully set forth on Schedule 1 hereto, issued by HeartWare, in the aggregate principal amount of $11,659,546 (as such notes may be further amended, restated, supplemented or otherwise modified from time to time, and any notes given in substitution, exchange or replacement of the foregoing, the "Notes" and, together with the Shares, the "Securities"), of which all but $1 million has been borrowed by HeartWare to date (such remaining amount remaining available to HeartWare under the terms of the Notes); and

     WHEREAS, the Buyer desires to purchase, and the Selling Stockholders have agreed to sell, the Securities on the terms set forth in this Agreement; and

     WHEREAS, the Buyer has agreed to undertake an initial public offering of its ordinary shares to raise up to AUD$30 million (the "IPO"), and a private placement of its ordinary shares of up to AUD$5 million (the "U.S. Private Placement"), but no more in the aggregate than the U.S. dollar equivalent of $24,950,000 (collectively, the "Capital Raising"), and to seek admission to the official list of Australian Stock Exchange Limited (ACN 008 624 691) and the official quotation of all of its ordinary shares on ASX, including the Buyer Shares (as defined below) ("Listing"); and

     WHEREAS, the exchange contemplated by this Agreement, the Capital Raising and the Listing are interdependent parts of a single transaction by which stock of HeartWare, cash and other property are being contributed to the Buyer in exchange for stock of the Buyer and the Buyer Note (as defined below), the parties intend for Section 351 of the Internal Revenue Code of 1986, as amended, to apply to the exchange contemplated by this Agreement, the Capital Raising and the Listing; and

     NOW, THEREFORE, in consideration of the premises, the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:

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                                    ARTICLE 1

                               EXCHANGE OF SHARES

     1.1. Exchange of Shares. Upon the terms and subject to the conditions of this Agreement, each Selling Stockholder hereby sells to the Buyer, and the Buyer hereby purchases from (i) each Selling Stockholder, the Shares of HeartWare set forth opposite such Selling Stockholder's name on Schedule 1, representing in the aggregate all of the issued and outstanding shares of Series B Preferred Stock, and (ii) ATP, 1,208,465(1) additional shares of Series B Preferred Stock issued by HeartWare to ATP immediately prior to the Closing (as defined in Section 1.2 below) on conversion by ATP of the Notes set forth opposite ATP's name on Schedule 1. The purchase price (the "Purchase Price") for all of the Securities in the aggregate is (x) Eighty-Eight Million (88,000,000) ordinary shares of the Buyer (the "Buyer Shares"), with each Selling Stockholder receiving the number of Buyer Shares set forth opposite such Selling Stockholder's name on Schedule 1 and (y) a convertible promissory note in the form annexed hereto as Exhibit A (the "Buyer Note") issued to ATP.

     1.2. Closing. Subject to the satisfaction (or waiver) of conditions set forth in Article 5 below, the closing of the transactions contemplated by this Agreement (the "Closing") shall occur immediately following the closing of the offer contemplated by the Capital Raising (the "Closing Date").

     1.3. Closing Deliveries. At the Closing, the parties will make the following deliveries:

          (a) The Buyer shall provide to each Selling Stockholder a holding statement in accordance with the settlement rules of the ASX Settlement and Transfer Corporation Pty Ltd ABN (49 008 504 532) ("ASTC Settlement Rules") representing the Buyer Shares registered in the name of such Selling Stockholder for the number of Buyer Shares set forth in the third column opposite such Selling Stockholder's name on Schedule 1 annexed hereto.

          (b) The Buyer shall deliver to ATP the Buyer Note.

          (c) The Selling Stockholders shall deliver to the Buyer Certificates for the Shares duly endorsed to the Buyer or accompanied by stock powers duly endorsed to the Buyer.

     The parties also agree to execute and deliver any other instruments, documents and certificates that are required to be delivered pursuant to this Agreement or as may be reasonably requested by any party in order to consummate the transactions contemplated by this Agreement.

----------
(1) Based on a January 31, 2005 closing date. If the Closing occurs after January 31, 2005, ATP will be entitled to more Series B shares because of accrued interest.


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                                    ARTICLE 2

              REPRESENTATIONS AND WARRANTIES RELATING TO HEARTWARE

     Except as set forth in the Schedule of Exceptions attached hereto as Exhibit B (the "Schedule of Exceptions"), HeartWare hereby represents and warrants to the Buyer as follows:

     2.1. Organization, Standing, Etc. HeartWare is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to own, lease or operate its properties and to carry on its business as it is now being conducted.

     2.2. Governing Instruments. The copies of HeartWare's Restated Certificate of Incorporation, as amended to date, and the Bylaws of HeartWare, and all amendments thereto and restatements thereof as existing immediately prior to the Closing (collectively, the "Charter Documents"), delivered to Buyer or their counsel prior to the execution of this Agreement, are true and complete copies of the duly adopted Charter Documents in effect as of the date of this Agreement.

     2.3. Subsidiaries, Etc. HeartWare does not have any direct or indirect ownership interest, controlling or otherwise, in any corporation, partnership, joint venture, association or other business enterprise.

     2.4. Qualification. HeartWare is duly qualified, licensed or domesticated as a foreign corporation in good standing in the State of Florida. HeartWare has not failed to qualify or be licensed or domesticated in any jurisdiction in which the failure to so qualify or be licensed or domesticated would have a material adverse effect upon the business, properties, prospects or condition, financial or otherwise, of HeartWare (a "Material Adverse Effect").

     2.5. Corporate Acts and Proceedings. This Agreement has been duly authorized by all necessary corporate action on behalf of Heart Ware, has been duly executed and delivered by authorized officers of HeartWare, is a valid and binding agreement on the part of HeartWare and is enforceable against HeartWare in accordance with its terms, except as the enforceability thereof may be limited by (i) bankruptcy, insolvency, moratorium, reorganization or other similar laws of general application relating to or affecting the enforcement of creditors' rights generally, or (ii) laws of general application relating to the remedy of specific performance, injunctive relief and other equitable remedies.

     2.6. Capital Stock.

          (a) Immediately prior to the Closing, the authorized capital stock of HeartWare consists of 6,000,000 shares of Common Stock, none of which is issued or outstanding, 626,700 shares of Series A-1 Preferred Stock, of which 626,652 shares are issued and outstanding, 436,500 shares of Series A-2 Preferred Stock, of which 436,443 shares are issued and outstanding, and 3,985,190 shares of Series B Preferred Stock, of which 603,130 shares are issued and outstanding. All of the outstanding shares of capital stock of HeartWare were duly authorized and validly issued and are fully paid and nonassessable.


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          (b) Except as set forth in the Schedule of Exceptions, there are no outstanding subscriptions, options, warrants, calls, contracts, demands, commitments, convertible securities or other agreements or arrangements of any character or nature whatever, other than this Agreement, under which HeartWare is obligated to issue any securities of any kind representing an ownership interest in HeartWare.

          (c) Except as set forth in that certain Stockholders Agreement, dated as of July 10, 2003, among HeartWare and the holders of Series B Preferred Stock, no holder of any securities of HeartWare is entitled to any preemptive or similar rights to purchase any securities of HeartWare from HeartWare. All outstanding securities of HeartWare have been issued in full compliance with an exemption or exemptions from the registration and prospectus delivery requirements of the Securities Act of 1933, as amended (the "Securities Act"), and from the registration and qualification requirements of all applicable state securities laws.

     2.7. Financial Statements and Projections.

          (a) The audited financial statements of HeartWare for the fiscal year ended December 31, 2003, together with the notes thereto, and the unaudited internal financial statements for the nine (9) months ended September 30, 2004 (also referred to as the "Balance Sheet Date"), complete and correct copies of which are attached to the Schedule of Exceptions (collectively the "Financial Statements"), present fairly the financial position of HeartWare, as of such dates, and the results of operations and statement of cash flows for the periods covered thereby (subject, in the case of the interim financial statements, to year-end audit adjustments) and have been prepared in accordance with generally accepted accounting principles in the United States ("US GAAP") consistently applied throughout the relevant period, except as to the October 31, 2004 interim financial statements, which are subject to normal year-end adjustments, and the absence of footnotes required by US GAAP. Except as set forth in the Financial Statements or in the Schedule of Exceptions, HeartWare does not have any liabilities, contingent or otherwise, other than (i) liabilities incurred in the ordinary course of business subsequent to the Balance Sheet Date and not in excess of $70,000 alone or in the aggregate; (ii) obligations under real and personal property leases disclosed; and (iii) obligations under contracts and commitments incurred in the ordinary course of business and not required under US GAAP to be reflected in the Financial Statements, which, individually or in the aggregate, are not material to the financial condition or operating results of HeartWare.

          (b) Since the Balance Sheet Date, except as set forth in the Schedule of Exceptions, there has not been:

          (i) any adverse change in the assets, liabilities, financial condition or operating results of HeartWare, except changes in the ordinary course of business that have not resulted, in the aggregate, in a Material Adverse Effect;

          (ii) any damage, destruction or loss, whether covered by insurance or not, materially and adversely affecting the assets, properties, financial condition, operating


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     results, prospects or business of HeartWare as such business is presently conducted and as it is proposed to be conducted;

          (iii) any waiver by HeartWare of a material right or of a material debt owed to it;

          (iv) any satisfaction or discharge of any lien, claim or encumbrance or payment of any obligation by HeartWare, except in the ordinary course of business and that is not material to the assets, properties, financial condition, operating results or business of HeartWare as such business is presently conducted and as it is proposed to be conducted, exceeding $70,000;

          (v) any material change or amendment to a material contract or arrangement by which HeartWare or any of its assets or properties is bound or subject;

          (vi) any material change in any compensation arrangement or agreement with any employee;

          (vii) any sale, assignment or transfer of any patents, trademarks, copyrights, trade secrets or other intangible assets;

          (viii) any resignation or termination of employment of any key officer of HeartWare;

          (ix) any mortgage, pledge, transfer of a security interest in, or lien, created by HeartWare with respect to any of its material properties or assets, except liens for taxes not yet due or payable;

          (x) any loans or guarantees made by HeartWare to or for the benefit of its employees, officers or directors, or any members of their immediate families, other than travel advances and other advances made in the ordinary course of its business;

          (xi) any declaration, setting aside or payment of any dividend or other distribution in respect of any of HeartWare's capital stock, or any direct or indirect redemption, purchase or other acquisition of any of such stock by HeartWare;

          (xii) any authorization, issuance, sale or other disposition of any of HeartWare's capital stock;

          (xiii) any other event or condition of any nature that might materially and adversely affect the assets, properties, financial condition, operating results or business of HeartWare as such business is presently conducted and as it is proposed to be conducted; or

          (xiv) any agreement or commitment by HeartWare to do any of the things described in this subsection 2.7(b).


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     2.8. Tax Returns and Audits. HeartWare has accurately prepared and timely filed, or has timely obtained presently effective extensions with respect to, all United States federal, state and other tax returns required by law to be filed, has paid or made provision for the payment of all taxes shown to be due and all additional assessments, and adequate provisions have been made and are reflected in the Financial Statements to the extent required by US GAAP for all current taxes and other charges to which HeartWare is subject and which are not currently due and payable. None of the federal income tax returns of HeartWare has been audited by the United States Internal Revenue Service. HeartWare does not know of any additional assessments or adjustments pending or threatened against HeartWare or its assets for any period, nor of any basis for any such assessment or adjustment.

     2.9. Title to Properties and Encumbrances. HeartWare has good and marketable title to all of its properties and assets, which properties and assets are not subject to any mortgage, pledge, lease, lien, charge, security interest, encumbrance or restriction, except (i) liens for taxes and assessments or governmental charges or levies not at the time due or in respect of which the validity thereof shall currently be contested in good faith by appropriate proceedings and in any event would not result in a Material Adverse Effect or
(ii) minor imperfections of title, if any, not material in nature or amount and not materially (x) detracting from the value or impairing the use of the property subject thereto or (y) impairing the operations or proposed operations of HeartWare, including, without limitation, the ability of HeartWare to secure financing using such properties and assets as collateral.

     2.10. Condition of Properties. The offices, equipment and other assets of HeartWare have been kept in reasonable condition and repair in the ordinary course of business, are reasonably fit and suitable for the purposes for which they are being used and conform in all material respects with applicable ordinances, regulations and laws.

     2.11. Litigation: Governmental Proceedings. Except as set forth on the Schedule of Exceptions, there are no legal actions, suits, arbitrations or other legal, administrative or governmental proceedings or investigations pending or, to the knowledge of HeartWare, threatened against HeartWare, or its properties or business or any officer or director of HeartWare, in either case that would have a Material Adverse Effect, and neither HeartWare nor of any officer or director of HeartWare is aware of any facts which may reasonably be expected to result in or form the basis for any such action, suit or other proceeding. The foregoing includes, without limitation, actions, suits, proceedings or investigations pending or threatened (or any basis therefor known to HeartWare) involving the prior or other employment of any of the employees of HeartWare, their use in connection with HeartWare's business of any information or techniques allegedly proprietary to any of their prior or other employers or their obligations under any agreements with prior or other employers, as applicable. HeartWare is not subject to, or in default under, the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality, which default would result in a Material Adverse Effect. There is no action, suit, proceeding or investigation by HeartWare currently pending or that HeartWare intends to initiate.

     2.12. Compliance with Applicable Laws and Other Instruments. The properties, business and operations of HeartWare have been and are being conducted in all material respects in accordance with all applicable laws, rules and regulations of all governmental authorities


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having jurisdiction over HeartWare's business or properties. Neither the execution nor delivery of, nor the performance of or compliance with, this Agreement nor the consummation of the transactions contemplated hereby by HeartWare will, with or without the giving of notice or passage of time, result in any breach of, or constitute a default under, or result in the imposition of any lien or encumbrance upon any asset or property of HeartWare pursuant to, any agreement or other instrument to which HeartWare is a party or by which it or any of its properties, assets or rights is bound or affected, and will not violate the Charter Documents. HeartWare is not in violation of its Charter Documents or in violation of, or in default under, any lien, indenture, mortgage, lease, agreement, instrument, commitment or arrangement in any material respect. HeartWare is not subject to any restriction that would prohibit it from entering into or performing its obligations under this Agreement.

     2.13. Environmental and Safety Laws. HeartWare is not, in any material respect, in violation of any applicable statute, law or regulation relating to the environment or occupational health and safety, and no material expenditures are or are reasonably anticipated to be required in order to comply with any such existing statute, law or regulation. To HeartWare's knowledge, during the period that HeartWare has owned or leased its properties and facilities, (i) there have been no disposals, releases or threatened releases of Hazardous Materials (as defined below) by HeartWare on, from or under such properties or facilities, and (ii) other than normal office products and cleaning supplies, it has not used, generated, manufactured or stored on, under or about such properties or facilities or transported to or from such properties or facilities any Hazardous Materials. For purposes of this Agreement, the terms "disposal," "release" and "threatened release" shall have the definitions assigned thereto by the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Section 960I, et. seq. as amended ("CERCLA"). For the purposes of this Section, "Hazardous Materials" shall mean any hazardous or toxic substance, material or waste, which is regulated under, or defined as a "hazardous substance," "pollutant," "contaminant," "toxic chemical," "hazardous material," "toxic substance" or "hazardous chemical" under (1) CERCLA; (2) the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. Section 11001, et. seq.; (3) the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801, et. seq.; (4) the Toxic Substance Control Act, 15 U.S.C. Section 2601, et. seq.;
(5) the Occupational Safety and Health Act of 1970, 29 U.S.C. Section 651, et. seq.; (6) regulations promulgated under any of the above statutes; or (7) any applicable state or local statute, ordinance, rule or regulation that has a scope or purpose similar to those statutes identified above.

     2.14. Patents and Other Intangible Rights. HeartWare: (i) owns or has the exclusive and/or unrestricted right to use, free and clear of all liens, claims and restrictions, all patents, patent applications, trademarks, trademark applications, service marks, service mark applications, trade names, copyrights, copyright applications, trade secrets, licenses and similar rights with respect to the foregoing, necessary for and used in the conduct of its business as now conducted, and as currently contemplated to be conducted, to its knowledge after due inquiry without infringing upon or otherwise acting adversely to any right or claimed right of any person under or with respect to any of the foregoing;
(ii) is not required to pay any taxes or maintenance fees to maintain the validity or effectiveness of the registrations and applications referred to in
(i) above and all such registrations and applications are valid and in full force and effect; (iii) is not contractually or otherwise obligated to make any material payments by way of royalties, fees or otherwise to any owner of, licensor of, or other claimant to any patent, trademark, service mark,


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trade name, copyright, trade secret or other intangible asset, with respect to the use thereof or in connection with the conduct of its business or otherwise, except for commercially available "off the shelf" software that HeartWare licenses on standard terms; (iv) has not received any written notice of conflict with the asserted rights of others with respect to such matters and has no reason to believe that there is a basis for any such notice or a claim relating thereto; (v) owns or has the unrestricted right to use all trade secrets, including know-how, customer lists, inventions, designs, processes, computer programs and technical data used by HeartWare in the development, operation and sale of all products and services sold by it, free and clear of any rights, liens or claims of others; and (vi) is not using any confidential information or trade secrets of others except pursuant to a written license or other agreement.

     2.15. Outstanding Indebtedness. Except for the convertible notes issued to ATP (which ATP will convert into shares of Series B Preferred Stock immediately prior to the Closing hereunder), HeartWare does not have any indebtedness incurred as the result of a direct borrowing of money, including, but not limited to, indebtedness with respect to trade accounts, other than indebtedness incurred in the ordinary course of business and not exceeding $70,000 individually or in the aggregate not otherwise set forth in the Financial Statements. HeartWare is not in default in the payment of the principal of or interest or premium on any such indebtedness, and no event has occurred or is continuing under the provisions of any instrument, document or agreement evidencing or relating to any such indebtedness which with the lapse of time or the giving of notice, or both, would constitute an event of default thereunder. HeartWare is not committed or obligated to make any loan or advance to any person or entity.

     2.16. Contracts.

          (a) Prior to the execution of this Agreement, HeartWare has delivered to Buyer and/or its counsel, true and complete copies of HeartWare's material contracts in effect at the time of the Closing with expected receipts or expenditures in excess of $70,000, where a monetary threshold is applicable, or that are otherwise material to the business, condition (financial or otherwise), operations or prospects of HeartWare.

          (b) HeartWare has performed all obligations required to be performed by it to date and is not in default under any of the contracts, agreements, leases, documents, commitments or other arrangements to which it is a party or by which it is otherwise bound, except to the extent such failure to perform or default has no Material Adverse Effect. Except as disclosed thereon, all agreements referred to in Section 2.16(a) above are in effect and enforceable against HeartWare according to their respective terms subject to applicable bankruptcy, insolvency, moratorium, reorganization and other similar laws of general application relating to or affecting the enforcement of creditors' rights generally and laws of general application relating to the remedy of specific performance, injunctive relief and other equitable remedies, and there is not under any of such agreements any existing material default or event of default or event that, with notice or lapse of time or both, would constitute an event of default thereunder. To HeartWare's knowledge, after due investigation, all parties having material contractual arrangements with HeartWare are in substantial compliance therewith and none is in material default in any respect thereunder.


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

     2.17. Insurance Coverage. HeartWare maintains policies of insurance from insurers of recognized responsibility to insure HeartWare and its properties and business against such losses and risks, and in such amounts, as in HeartWare's business judgment, after advice from its insurance broker, are acceptable for the nature and extent of such business and its resources. HeartWare is not in default with respect to any material provision contained in any insurance policy, and has not failed to give any notice or present any material existing claims it has under any insurance policies in a timely fashion.

     2.18. Licenses. HeartWare possesses from the appropriate agency, commission, board and government body and authority, whether state, local or federal, all licenses, permits, authorizations, approvals, franchises and rights that (i) are necessary for it to engage in the business currently conducted by it, and (ii) if not possessed by HeartWare, would have a Material Adverse Effect. All such licenses, permits, authorizations, approvals, franchises and rights are in full force and HeartWare has not received any notice that it is in default, or with the giving of notice or lapse of time or both, would be in default thereunder.

     2.19. Retirement Plans. HeartWare does not have any retirement plan in which any employee of HeartWare participates that is subject to any provisions of the Employee Retirement Income Security Act of 1974, as amended, and of the regulations adopted pursuant thereto ("ERISA").

     2.20. Employees. No officer of HeartWare or employee of HeartWare (whose annual compensation is in excess of $75,000) has advised HeartWare that he or she has any present plans to terminate his or her employment with HeartWare. Except as set forth on the Schedule of Exceptions, all employees of HeartWare are terminable at will. HeartWare has complied in all material respects with all laws relating to the employment of labor, including provisions relating to wages, hours, equal opportunity, collective bargaining and (without any materiality qualification) payment of Social Security and other taxes and no unfair labor practice complaint or sex or age discrimination claim has been brought against it. HeartWare has not encountered any material labor difficulties and has not received any information that would lead it to believe that a material number of its employees will or may cease to be employees or will refuse offers of employment from the Buyer, because of the consummation of the transactions contemplated by this Agreement. HeartWare does not have any worker's compensation liabilities. HeartWare had complied in all material respects with all applicable United States state and federal equal employment opportunity and other laws related to employment. HeartWare is not a party to or bound by any currently effective employment contract, deferred compensation agreement, bonus plan, incentive plan, profit sharing plan, retirement agreement, restricted stock award agreement, or other employee compensation agreement. HeartWare is not a party to any contract, agreement, plan or arrangement covering any employee or former employee thereof, that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Section 280G or Section 162 of the Internal Revenue Code of 1986, as amended. All past and current employees and consultants of HeartWare having access to the confidential and proprietary information of HeartWare have executed a Proprietary Information and Inventions Agreement with HeartWare containing provisions regarding non-competition, non-solicitation, confidentiality and proprietary information.


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

     2.21. Absence of Restrictive Agreements. To HeartWare's knowledge, no employee of HeartWare is subject to any secrecy or non-competition agreement or any agreement or restriction of any kind that would impede in any way the ability of such employee to carry out fully all activities of such employee in furtherance of the business of HeartWare. No former or other employer of any employee of HeartWare has any claim of any kind whatsoever in respect of any of the patents or other intangible rights of HeartWare described in Section 2.14 of this Agreement.

     2.22. No Brokers or Finders. Except as set forth in the Schedule of Exceptions, no person, firm or corporation has or will have, as a result of any contractual undertaking by HeartWare, any right, interest or valid claim against HeartWare for any commission, fee or other compensation as a finder or broker, or in any similar capacity, in connection with the transactions contemplated by this Agreement. HeartWare will indemnify and hold Buyer harmless against any and all liability (and any asserted liability) with respect to any such commission, fee or other compensation that may be payable or determined to be payable.

     2.23. Transactions with Affiliates. Except as set forth in the Schedule of Exceptions, no director, officer, employee or shareholder of HeartWare, or member of the immediate family of any such person, or any corporation, partnership, trust or other entity in which any such person, or any member of the family of any such person, has a substantial interest or is an officer, director, trustee, partner or holder or more than five percent (5%) of the outstanding capital stock thereof, is a party to any transaction with HeartWare, including any contract, agreement or other arrangement providing for the employment of, furnishing of services by, rental of real or personal property from or otherwise requiring payments to any such person or firm, other than employment-at-will arrangements in the ordinary course of business.

     2.24. Disclosure. No representation or warranty in this Agreement, or in any written certificate or schedule delivered in connection with this Agreement, when taken as a whole, contains any untrue statement of a material fact or omits to state any material fact required to be stated herein or therein or necessary to make the statements herein or therein, not misleading.

                                    ARTICLE 3

             REPRESENTATIONS AND WARRANTIES RELATING TO THE SELLING
                                  STOCKHOLDERS

     Each Selling Stockholder represents and warrants to, and agrees with, the Buyer as follows:

     3.1. Organization and Qualification. Each Selling Stockholder that is an entity is duly organized, validly existing and in good standing under the laws of its state of organization, and has the requisite corporate or other power and authority to execute this Agreement and to perform its obligations hereunder, including to own, hold, sell and transfer (pursuant to this Agreement) the Securities held by such Selling Stockholder.

     3.2. Title to Shares. Such Selling Stockholder is the lawful(2) owner of, and except with respect to that certain Subscription for Shares Voting Agreement, dated July 10, 2003, between HeartWare and such holder of Series B Preferred Stock, other than ATP (each, a "Voting Agreement"), has the unrestricted power to vote and sell the Securities held by such Stockholder and has good and clear title to the Securities, free and clear of any mortgage, pledge, security interest, conditional sale or other title retention agreement, encumbrance, lien, claim, right, covenant, restriction, warrant, option or charge of any kind (collectively, "Liens"), but subject to any restrictions imposed by (i) the Voting Agreement, (ii) that certain Stockholders Agreement, dated July 10, 2003, entered into by ATP and to which the other holders of Series B Preferred Stock may be deemed parties (the "Stockholders Agreement"), and (iii) United States federal and securities laws.

     3.3. Authority. Such Selling Stockholder has full legal right, power and authority to enter into and perform this Agreement and to sell and deliver the Securities held by such Selling Stockholder in the manner provided herein and for each Selling Stockholder that is a corporation such performance has been duly an d validly authorized by the respective boards of directors of the Selling Stockholder and no other corporate action on its part is necessary. Such Selling Stockholder has duly and validly executed this Agreement and has duly and validly executed and delivered all other agreements contemplated hereby, and each of this Agreement and such other agreements constitutes a valid, binding and enforceable obligation of such Selling Stockholder in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization or similar laws from time to time in effect affecting creditors' rights generally and by legal and equitable limitations on the availability of specific remedies.

     3.4. Non-Contravention. The execution, delivery and performance of this Agreement and the other agreements contemplated hereby by the Selling Stockholder, and the consummation of the transactions contemplated hereby or thereby, will not require, on the part of the Selling Stockholder, any consent, approval, authorization or other order of, or any filing with, any court, administrative agency or commission or other governmental authority or instrumentality, whether domestic or foreign (each a "Governmental Entity"), or under any contract, agreement or commitment to which the Selling Stockholder is a party or by which the Selling Stockholder is or the Securities are bound, and will not contravene the charter documents of the Selling Stockholder (if applicable) or any United States federal, state or local court or administrative order or process, statute, law, ordinance, rule or regulation, or any contract, agreement or commitment to which the Selling Stockholder is a party, other than certain restrictions on transfer contained in the Voting Agreement and/or the Stockholders Agreement, each of which are waived in respect of the transactions contemplated hereby and by the Capital Raising and the Listing.

     3.5. Investment. (a) Such Selling Stockholder has been advised that the Buyer Shares being acquired by such Selling Stockholder will be subject to a two-year escrow lock-up or restriction arrangement under the official listing rules and requirements of ASX, as waived or modified from time to time ("ASX Listing Rules"). Such Selling Stockholder is acquiring such shares for the Selling Stockholder's own account for investment and not with a view to, or for

----------
(2) The stockholders may not be the beneficial owners of the securities-they may be partnerships or trusts.

sale in connection with, any distribution thereof, nor with any present intention of distributing or selling the same; and, except as contemplated by this Agreement and the exhibits hereto, such Selling Stockholder has no present or contemplated agreement, undertaking, arrangement, obligation, indebtedness or commitment providing for the disposition thereof.

          (b) Such Selling Stockholder has carefully reviewed the representations concerning the Buyer contained in this Agreement and has made detailed inquiry concerning the Buyer; the Current Directors have made available to the Selling Stockholders any and all written information that a Selling Stockholder has requested and have answered to each Selling Stockholder's satisfaction all inquiries made by such Selling Stockholder; and each Selling Stockholder has sufficient knowledge and experience in finance and business so as to be capable of evaluating the risks and merits of such Selling Stockholder's investment in the Buyer and such Selling Stockholder is able financially to bear the risks thereof.

                                    ARTICLE 4

                   REPRESENTATIONS AND WARRANTIES OF THE BUYER

    The Buyer represents and warrants to the Selling Stockholders as follows:

     4.1. Organization and Qualification. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Victoria, Australia, has all requisite corporate power and authority to own, lease and operate its properties and to carry on its businesses as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification necessary, except where a failure to so qualify would have a material adverse effect on the business, condition (financial or otherwise), results of operations, assets or prospects of the Buyer.

     4.2. Capital Stock. Immediately prior to the date of this Agreement, Two Thousand (2,000) ordinary shares of the Buyer had been issued. All of the ordinary shares of Buyer were validly issued and are fully paid and nonassessable. There are no outstanding subscriptions, options, calls, contracts, demands, commitments, convertible securities or other agreements or arrangements of any character or nature whatever, other than this Agreement, under which Buyer is obligated to issue any securities of any kind representing an ownership interest in Buyer.

     4.3. Authority Relative to this Agreement. The execution, delivery and performance of this Agreement, the Buyer Note and all other agreements and instruments contemplated hereby by the Buyer, and the issuance of the Buyer Shares, have been duly authorized by all necessary action of the Board of Directors of the Buyer and shall be duly authorized by all necessary action of the shareholders of the Buyer prior to the Closing. Certified copies of the resolutions adopted by the Board of Directors of the Buyer approving this Agreement, all other agreements contemplated hereby and the issuance of the Buyer Shares and the Buyer Note have been or will be provided to the Selling Stockholders. The Buyer has duly and validly executed and delivered this Agreement, the Buyer Note and each other agreement and instrument contemplated hereby to be executed by it, and each of this Agreement, the Buyer Note and each other agreement and instrument constitutes a valid, binding and enforceable obligation of the Buyer in accordance with its terms.

     4.4. Non-Contravention. Assuming the accuracy of the representations and warranties of the Selling Stockholders contained in this Agreement and the other agreements contemplated hereby, neither the execution, delivery or performance of this Agreement, the Buyer Note and all other agreements and instruments contemplated hereby by the Buyer, nor the consummation of the transactions described herein, does or will, after the giving of notice, or the lapse of time, or otherwise, contravene the Charter Documents of the Buyer or any United States or Australian federal, state or local court or administrative order or process, statute, law, ordinance, rule or regulation, or any contract, agreement or commitment to which the Buyer is a party, or under which the Buyer is obligated, or by which the Buyer or any of the rights, properties or assets of the Buyer are subject or bound, other than any of the foregoing that would not have, individually or in the aggregate, a material adverse effect on the business, condition (financial or otherwise), results of operations, assets or prospects of the Buyer.

     4.5. Validity of the Buyer Shares. The Buyer Shares to be issued pursuant to this Agreement will be, when issued, validly issued, fully paid and nonassessable.

     4.6. Consents and Approvals of Governmental Authorities. Assuming the accuracy of the representations and warranties of the Selling Stockholders contained in the Agreement and the other agreements contemplated hereby, no consent, approval or authorization of, or declaration, filing or registration with, any Governmental Entity is required to be made or obtained by the Buyer in connection with the execution, delivery and performance of this Agreement or the Notes or the consummation of the transactions contemplated hereby and thereby.

     4.7. Brokers and Finders. Except for its agreements with Inteq Limited and Emerging Growth Capital Pty Limited, the Buyer has not retained any broker, finder, or investment banker in connection with this Agreement or any of the transactions contemplated by this Agreement, nor does or will the Buyer owe any fee or other amount to any broker, finder, or investment banker in connection with this Agreement or the transactions contemplated by this Agreement.

                                    ARTICLE 5

                              CONDITIONS TO CLOSING

     5.1. Conditions Precedent to the Buyer's Obligations. The Buyer's obligations to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction or waiver of each of the following conditions precedent on or prior to the Closing Date:

          (a) Representations and Warranties: Performance. Except for modifications to the representations and warranties contained in an updated Schedule of Exceptions (which modifications shall not have a Material Adverse Effect, individually or in the aggregate), the representations and warranties of HeartWare and the Selling Stockholders contained herein shall be true and accurate in all material respects as of the Closing Date and HeartWare and each Selling Stockholder shall have performed and complied, in all material respects, with all agreements, obligations and conditions required by this Agreement to be performed or complied with by it on or prior to the Closing Date. ATP shall have delivered to the Buyer a certificate, dated the Closing Date, to the foregoing effect as to itself only, and not to any of the other Selling Stockholders.

          (b) Consents. All filings with and consents from (i) all US and Australian Federal, state and local governmental agencies and (ii) all parties (other than HeartWare and the Selling Stockholders) to the contracts and commitments required to consummate the transactions contemplated hereby shall have been made or obtained.

          (c) Legal Proceedings. No suit, action, claim, proceeding or investigation shall have been instituted or threatened by or before any US or foreign (including Australian) court or any US or foreign (including Australian) federal, state, county or local government or any other governmental, regulatory or administrative agency or authority seeking to restrain, prohibit or invalidate the sale of any of the Shares to the Buyer hereunder or the consummation of the transactions contemplated hereby or to seek damages in connection with such transactions or which might affect the right of the Buyer to own any Shares.

          (d) Delivery of Legal Opinion. HeartWare shall have delivered a legal opinion from Richards Layton & Finger LLP, its special Delaware counsel, dated as of the Closing Date, in the form of Exhibit C.

     5.2. Conditions to Obligations of the Selling Stockholders. The obligations of the Selling Stockholders to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction or waiver of each of the following conditions on or prior to the Closing Date:

          (a) Representations and Warranties; Performance. The representations and warranties of the Buyer contained herein shall be true and accurate, in all material respects, as of the Closing Date, and the Buyer shall have performed and complied, in all materials respects, with all agreements, obligations and conditions required by this Agreement to be performed or complied with by it on or prior to the Closing Date. The Buyer shall have delivered to the Selling Stockholders a certificate, dated the Closing Date, to the foregoing effect.

          (b) Consents. All filings with and consents from (i) all U.S. and foreign (including, without limitation, Australian) Federal, state, local and other governmental agencies and (ii) all parties (other than the Selling Stockholders) to the contracts and commitments required to consummate the transactions contemplated hereby shall have been made or obtained.

          (c) Delivery of Buyer Shares and Buyer Note. The Buyer shall have provided to each Selling Stockholder a holding statement in accordance with the ASTC Settlement Rules representing the Buyer Shares being issued to such Selling Stockholder, and the Buyer shall have delivered to ATP the duly executed Buyer Note.

          (d) Legal Proceedings. No suit, action, claim, proceeding or investigation shall have been instituted or threatened by or before any US or foreign (including Australian) court or any or US or foreign (including Australian) federal, state, county or local government or any other governmental, regulatory or administrative agency or authority seeking to restrain, prohibit or invalidate the sale of any of the Buyer Shares to the Selling Stockholders hereunder or the consummation of the transactions contemplated hereby or to seek damages in connection with such transactions or which might affect the right of the Selling Stockholders to own any Buyer Shares.

     5.3. Conditions to Obligations of the Buyer and the Selling Stockholders. The obligations of the Buyer and the Selling Stockholders to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction or waiver of each of the following conditions on or prior to the Closing Date:

          (a) IPO. The Buyer shall have received firm commitments in the Capital Raising of not less than (i)AUD$30,000,000, with the ability to accept up to AUD$5,000,000 oversubscriptions to a maximum of AUD$35,000,000, in the IPO, and (ii) AUD$5,000,000 in the U.S. Private Placement, but in the aggregate no more than the U.S. dollar equivalent of $24,950,000, or such other minimum capital raising amount as may be agreed to by the Selling Stockholders holding a majority of the Shares; and

          (b) Listing. The Buyer shall have been informed by ASX that approval is pending for the Buyer's admission to the official list of ASX and the official quotation on ASX of all of the Buyer Shares and all of the ordinary shares of the Buyer being issued in the Capital Raising, subject solely to the consummation of the transactions contemplated by this Agreement.

          (c) FIRB approval. The Treasurer of the Commonwealth of Australia (i) shall have issued a notice pursuant to the Australian Foreign Acquisitions and Takeovers Act 1975 (Cth) stating that the Commonwealth Government does not object to the transactions contemplated by this Agreement and the Capital Raising and the Listing or (ii) shall have become or been precluded from making an order in respect of the completion of the transactions contemplated by this Agreement and the Capital Raising and the Listing, including by reason of a change in the law so that such approval is no longer required.

     5.4. Failure to Meet Conditions. In the event that the conditions set forth in this Article 5 are not met on or prior to January 31, 2005, as it may be extended by the parties hereto, this Agreement shall terminate and be null and void and of no further force or effect.

                                   ARTICLE 6

                              ADDITIONAL COVENANTS

     In addition to the foregoing, the Buyer and the Selling Stockholders each agree to take the following actions, as applicable, after the execution of this Agreement.

     6.1. Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including investment banking, legal and accounting expenses, will be paid by the party incurring such expense. Notwithstanding the foregoing, the Buyer shall pay the reasonable legal fees and expenses of Finn, Dixon & Herling LLP, counsel to ATP.

     6.2. Listing. The Buyer must use its best endeavours to procure that official quotation is granted for its ordinary shares on ASX as soon as practicable after the Closing.

     6.3. ASX Restrictions. The Selling Stockholders agree to be bound by whatever restrictions are imposed on the Shares by ASX under the ASX Listing Rules and to promptly execute and deliver to the Buyer all restriction agreements that ASX may require be executed in that regard. Notwithstanding the foregoing, Buyer agrees to cooperate fully with the Selling Stockholders and to take all reasonable steps to shorten the two-year period of the escrow that ASX typically requires of stockholders of the type of the Selling Stockholders.

     6.4. Election of Selling Stockholders. The holders of a majority in interest of the Selling Stockholders shall execute and deliver to HeartWare and all holders of its Preferred Stock, in timely fashion, an election pursuant to Section A(3)(a)(iv) of HeartWare's current Restated Certificate of Incorporation that the transactions contemplated by this Agreement shall not be deemed to be a Liquidation Event (as defined therein).

     6.5. Additional Agreements. In case at any time after the Closing any further action is reasonably necessary or desirable to carry out the purposes of this Agreement, the parties will take all such necessary action.

                                    ARTICLE 7

                                  MISCELLANEOUS

     7.1. Entire Agreement. This Agreement, including the exhibits, schedules and other agreements delivered pursuant to this Agreement contain all of the terms and conditions agreed upon by the parties relating to the subject matter of this Agreement and supersede all prior agreements, negotiations, correspondence, undertakings and communications of the parties, whether oral or written, respecting that subject matter.

     7.2. Governing Law. This Agreement will be governed by the internal laws of the State of Delaware, without regard to principles of conflicts of law.

     7.3. Notices. All notices, requests, demands or other communications which are required or may be given pursuant to the terms of this Agreement will be in writing and will be deemed to have been duly given: (i) on the date of delivery if personally delivered by hand, (ii) upon the tenth day after such notice is deposited in the mail, if mailed by registered mail, postage prepaid, return receipt requested, (iii) upon the date scheduled for delivery after such notice is sent by a internationally recognized overnight express courier or (iv) by fax upon written confirmation (including the automatic confirmation that is received from the recipient's fax machine) of receipt by the recipient of such notice:

     If to the Buyer: HeartWare Limited
                      Level 1, 1 Bligh Street,
                      Sydney, NSW 2000,
                      Australia
                      Attention: Stuart McConchie, CEO
                      Telephone No.: (+61 2) 9231 3322
                      Fax No.: (+61 2) 9229 2727

     If to the Selling Stockholders: at the addresses shown in Schedule 1.

     Such addresses may be changed, from time to time, by means of a notice given in the manner provided in this Section 7.3.

     7.4. Severability. If any provision of this Agreement is held to be unenforceable for any reason, it will be modified rather than voided, if possible, in order to achieve the intent of the parties to this Agreement to the extent possible. In any event, all other provisions of this Agreement will be deemed valid and enforceable to the full extent.

     7.5. Survival of Representations and Warranties. All representations and warranties contained in this Agreement, including the exhibits and schedules delivered pursuant to this Agreement, will survive the Closing for a period of one (1) year, but any claims for breach thereof may only be made within any applicable time limits specified herein.

     7.6. Assignment. No party to this Agreement may assign, by operation of law or otherwise, all or any portion of its rights, obligations, or liabilities under this Agreement without the prior written consent of the parties, which consent may be withheld in the absolute discretion of the party asked to grant such consent.

     7.7. Counterparts. This Agreement may be executed in two or more partially or fully executed counterparts each of which will be deemed an original and will bind the signatory, but all of which together will constitute but one and the same instrument. The execution and delivery of a Signature Page to Securities Exchange Agreement in the form annexed to this Agreement, including a fax copy of the actual signature, by any party hereto who will have been furnished the final form of this Agreement will constitute the execution and delivery of this Agreement by such party.

     7.8. Amendment: Waiver. This Agreement may not be amended, and no provision hereof can be waived, except by an instrument in writing executed by the Buyer, HeartWare, and the Selling Stockholders holding a majority of the Shares or, in the case of a waiver, by the party(ies) waiving compliance (provided that the Selling Stockholders holding a majority of the Shares shall be able to waive any provision hereof for all of the Selling Stockholders).

     7.9. Interpretation. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference will be to a Section, Exhibit or Schedule to this Agreement unless otherwise indicated. The words "include," "includes," and "including" when used therein will be deemed in each case to be followed by the words "without limitation." The table of contents, index to defined terms, and headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

     7.10. Transfer, Sales, Documentary, Stamp and Other Similar Taxes. Any and all transfer, sales, documentary, stamp and other similar Taxes imposed in connection with the transactions contemplated by this Agreement will be paid by the Selling Stockholders with respect to which such Tax relates.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.]

                                                               Signature Page to
                                                   Securities Exchange Agreement

     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

                                        HEARTWARE LIMITED (ACN 111 970 257)


                                        By: /s/ Robert Bain Thomas
                                            ------------------------------------
                                        Name: Robert Bain Thomas
                                        Title: Chairman


                                        HEARTWARE, INC.


                                        By: /s/ Seth L. Harrison
                                            ------------------------------------
                                        Name: Seth L. Harrison, M.D.
                                        Title: President


                                        APPLE TREE PARTNERS I, L.P.

                                        By: Apple Tree Ventures I, LLC, its
                                            General Partner


                                        By: /s/ Seth L. Harrison
                                            ------------------------------------
                                        Name: Seth L. Harrison, M.D.
                                        Title: Managing Member


                                        /s/ Anthony Low-Beer
                                        ----------------------------------------
                                        Anthony Low-Beer, individually, and for
                                        Weiss Peck & Gallagher as Trustee for
                                        Anthony Low-Beer
                                        Acct. No. 77509658


                                        /s/ Edward Nerssissian  /S/ Mary Luellen
                                        ----------------------------------------
                                        Edward Nerssissian, M.D., individually,
                                        and J.T.W.R.O.S. with Mary Luellen


                                        /s/ Mary Luellen  /S/ Edward Nerssissian
                                        ----------------------------------------
                                        Mary Luellen, individually, and
                                        J.T.W.R.O.S. with EdwardNerssissian

                                                               Signature Page to
                                                   Securities Exchange Agreement


                                        /s/ Garrett E. Thunen
                                        ----------------------------------------
                                        Garrett E. Thunen


                                        /s/ Carol Thunen
                                        ----------------------------------------
                                        Carol Thunen

                                   SCHEDULE 1
                SELLING STOCKHOLDERS, SECURITIES AND BUYER SHARES

                                               PRINCIPAL AMOUNT OF NOTES
NAME AND ADDRESS OF SELLING                     HELD/SHARES INTO WHICH      BUYER SHARES
        STOCKHOLDERS           SHARES OWNED           CONVERTIBLE             DELIVERED
----------------------------   ------------    -------------------------   ------------
Apple Tree Partners I, L.P.       582,610        $11,659,546/1,208,465      87,003,221
The Chrysler Building
405 Lexington Avenue
54th Floor
New York, NY 10174

Anthony Low-Beer                    6,520                  0                   316,715
Brimberg & Co.
45 Rockefeller Plaza
Suite 2570
New York, NY 10111
Attn: Wade Black/Heather
Seal

Weiss Peck & Gallagher as           6,000                  0                   291,456
Trustee for Anthony Low-Beer
Acct. No. 77509658
Brimberg & Co.
45 Rockefeller Plaza
Suite 2570
New York, NY 10111
Attn: Wade Black/Heather
Seal

Edward Nerssissian, M.D.            2,000                  0                    97,152
72 East 91st Street
New York, NY 10128

Edward Nerssissian, M.D.            1,000                  0                    48,576
J.T.W.R.O.S. with Mary
Luellen
72 East 91st Street
New York, NY 10128

Edward Nerssissian, M.D.,           1,000                  0                    48,576
PSP Act. 87541074
72 East 91st Street
New York, NY 10128

Garrett H. and Carol Thunen         4,000                  0                   194,304
30 Brookside Avenue
Berkeley CA 94705-2719
                                  -------                                   ----------
   TOTAL:                         603,130        $11,659,546/1,208,465      88,000,000
                                  =======                                   ==========

                                                                    EXHIBIT A TO
                                                   SECURITIES EXCHANGE AGREEMENT

                                HEARTWARE LIMITED
                                 ACN 111 970 257
                                    (COMPANY)

                             CONVERTIBLE NOTE TERMS

1    FACE VALUE

     This Convertible Note has a face value of $1,420,000 (PRINCIPAL).

2    DATE OF ISSUE

     This Convertible Note is issued on January [___], 2005 to Apple Tree Partners I, L.P. (HOLDER).

3    INTEREST

     Interest accrues daily at 2.00% per annum and capitalises monthly in arrears.

4    REPAYMENT

     (a) The Company promises to pay to the order of the Holder the Principal with interest on it. The Principal and interest on this Convertible
          Note is repayable by the Company to the Holder on the second anniversary of the date of issue of this Convertible Note (DUE DATE).

     (b) The Company may repay all, or any portion of not less than $100,000, of this Convertible Note at any time prior to the Due Date on 30 days written notice to the Holder.

     (c) All payments by the Company under this Convertible Note will be made without deduction of any kind, including by reason of set-off, counterclaim or otherwise.

     (d) All payments by the Company under this Convertible Note will be applied first to interest and then to Principal.

5    CONVERSION

     (a) Subject to clause 5(c), the Holder may, in its sole discretion, convert all or any portion of the Principal and interest on this Convertible Note into ordinary shares of the Company (SHARES) at a conversion price of $1.00 per Share by giving 14 days written notice to the Company in the form attached (NOTICE). For example, if the amount outstanding on this Convertible Note at the time of conversion is

          $120,000 (being principal of $100,000 and interest of $20,000), the Convertible Note will convert into 120,000 Shares.

     (b) The Shares issued on conversion of this Convertible Note will rank equally with all existing Shares then on issue.

     (c) The Company will not issue fractional shares upon conversion of this Convertible Note and, for any fraction of a Share called for upon conversion, the Company will pay a cash amount equal to such fraction to the Holder.

     (d) On receipt by the Company of a Notice and on expiry of the notice period in the Notice, the Company must issue to the Holder the number of Shares in respect of which the conversion is exercised unless the issue would give rise to a contravention of the Corporations Act 2001
          (Cth) or the Official Listing Rules of the Australian Stock Exchange
          (ASX), as modified or varied from time to time.

6    ADJUSTMENTS FOR REORGANISATIONS OF CAPITAL

     If there is:

     (a) a reconstruction or reorganisation (including consolidation, sub-division, reduction or return of capital) of the Shares, the conversion price of this Convertible Note will be adjusted so as to ensure that no benefit is conferred on, and no burden is assumed by, the Holder; and

     (b) a bonus issue of Shares, the conversion price will be adjusted so that this Convertible Note will confer on the holder the right to receive, on conversion, the additional number of Shares which the holder would have received if conversion had occurred before the date for calculating entitlements to the bonus issue.

7    TRANSFERABILITY

     (a)  This Convertible Note is freely transferable by the Holder.

     (b) The Company must not assign or deal with any of its rights or obligations under this Convertible Note without the prior written consent of the Holder (which consent must not be unreasonably withheld).

8    SECURITY

     This Convertible Note is unsecured.

9    QUOTATION OF CONVERTIBLE NOTE AND SHARES

     This Convertible Note will not be quoted on the Official List of the ASX. Within one business day of the exercise of the conversion rights under clause 5, the Company will apply for the Shares to be admitted for quotation on the Official List of the ASX.

10   SHAREHOLDER APPROVAL

     If, for any reason, an issue of Shares to the Holder under this Convertible Note would result in the need for the Company to obtain the approval of the Shareholders, the Company must convene the necessary meeting at its own cost as soon as reasonably practicable.

11   REGISTER

     The Company will maintain a register of Convertible Note holders and will record changes in the register notified to the Company in a form prescribed by the Company for that purpose.

12   EXTENSION PERIOD

     (a) If this Convertible Note is not repaid by the Company or converted by the Holder on or before the Due Date, the Holder may give written notice to the Company demanding repayment of the Principal and interest in full within 30 days of the date of receipt of the notice by the Company. If the Company does not have at least 12 months of Working Capital on Hand at the date of receipt of the notice, then the Company's obligation to repay the Principal and interest outstanding on this Convertible Note will be delayed until 12 months Working Capital on Hand is available (EXTENSION PERIOD).

     (b)  During the Extension Period, the Holder may convert this Convertible
          Note into Shares under clause 5.

     (c) In this clause 12, "WORKING CAPITAL ON HAND" means cash reserves sufficient in the good faith opinion of the board of the Company to meet the Company's operational needs on an consolidated basis for 12 months following the date of such determination, based on the then current budget previously approved by the board of the Company.

13   DEFAULT; ACCELERATION

     (a)  It will be an event of default under this Convertible Note if:

          (i) the Company fails to make any payment of any Principal or interest within five business days of the due date for payment under this Convertible Note;

          (ii) any court of competent jurisdiction enters any judgment against the Company in an amount in excess of $250,000 which is not vacated, discharged or stayed pending appeal within 30 days from the entry of such judgment (but only for so long as it is stayed);

          (iii) a default in any agreement to which the Company is a party with a third party or parties results in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any indebtedness or any payment, or any payment default by the Company (other than normal account payable management in the ordinary course of business), in either case in excess of $250,000, individually or in the aggregate; or

          (iv) an Insolvency Event occurs in relation to the Company.

     (b) If any event of default occurs, the Holder may make all unpaid Principal and interest owing by the Company to the Holder under this Convertible Note immediately due and payable.

     (c)  In this clause 13, "INSOLVENCY EVENT" means:

          (i) an order is made or an application is made to a court for an order that the Company be wound up; or

          (ii) an application is made to a court for an order appointing a liquidator or provisional liquidator or a liquidator or provisional liquidator is appointed in respect of the Company; or

          (iii) the Company enters into, or resolves to enter into, a scheme of arrangement, deed of company arrangement or composition with, or assignment for the benefit of, all or any classes of its creditors, or it proposes a re-organisation, moratorium or other administration involving any of them; or

          (iv) the Company resolves to wind itself up, or otherwise dissolve itself, or gives notice of intention to do so, except to reconstruct or amalgamate while solvent, or is otherwise wound up or dissolved; or

          (v) the Company is or states that it is unable to pay its debts when they fall due; or

          (vi) the Company takes any step to obtain protection or is granted protection from its creditors, under any applicable legislation or an administrator is appointed to a party; or

          (vii) anything analogous or having a substantially similar direct effect to any of the events specified in (i)-(vi) above happens under the law of any applicable jurisdiction.

14   EXPENSES; TAXES

     The Company will pay or reimburse the Holder on demand, for any and all costs and expenses, including, but not limited to, the reasonable fees and disbursements of legal counsel and other experts employed by the Holder, in connection with the enforcement of this Convertible Note.

15   GOVERNING LAW

     (a) This document is governed by and is to be construed in accordance with the laws applicable in New South Wales, Australia.

     (b) Each party irrevocably and unconditionally submits to the non-exclusive jurisdiction of the courts of that place and any courts which have jurisdiction to hear appeals from any of those courts and waives any right to object to any proceedings being brought in those courts.

16   GENERAL

     (viii)(a) (Waiver):

          (ix) (i) A single or partial exercise or waiver by a party of a right relating to this document does not prevent any other exercise of that right or the exercise of any other right.

          (x) (ii) A party is not liable for any loss, cost or expense of any other party caused or contributed to by the waiver, exercise, attempted exercise, failure to exercise or delay in the exercise of a right.

          (xi) (iii) A right relating to this document may only be waived in writing signed by the party or parties waiving the right.

     (b) (SEVERABILITY): If a provision of this document is illegal or unenforceable in any relevant jurisdiction, it may be severed for the purposes of that jurisdiction without affecting the enforceability of the other provisions of this document.

     (viii)(c) (MORATORIUM): Any statute, proclamation, order or regulation establishing ( a moratorium or limiting, postponing or otherwise prejudicially affecting any of the rights, powers or remedies conferred on any of the parties does not, to the extent lawful, apply to any of the provisions of this document.

     (viii)(d) (ENTIRE UNDERSTANDING): This document contains the entire understanding between the parties as to the subject matter of this document. All previous negotiations, understandings, representations, warranties, memoranda or commitments concerning the subject matter of this document are merged in and superseded by this document and are of no effect. No party is liable to any other party in respect of those matters.

17   CONSTRUCTION

     Unless expressed to the contrary, in this document:

          (a)  words in the singular include the plural and vice versa;

          (b) if a word or phrase is defined its other grammatical forms have corresponding meanings;

          (c)  "includes" means includes without limitation;

          (d)  a reference to:

          (i) a person includes a partnership, joint venture, unincorporated association, corporation and a government or statutory body or authority;

          (ii) a person includes the person's legal personal representatives, successors, assigns and persons substituted by novation;

          (iii) any legislation includes subordinate legislation under it and includes that legislation and subordinate legislation as modified or replaced;

          (iv) a right includes a benefit, remedy, discretion or power;

          (v)  "$" or "dollars" is a reference to Australian currency;

          (vi) this or any other document includes the document as novated, varied or replaced and despite any change in the identity of the parties;

          (vii) writing includes any mode of representing or reproducing words in tangible and permanently visible form, and includes fax transmissions;

          (viii) this document includes all schedules and annexures to it; and

          (ix) a clause, schedule or annexure is a reference to a clause, schedule or annexure, as the case may be, of this document;

          (e) if the date on or by which any act must be done under this document is not a business day, the act must be done on or by the next business day; and

          (f) where time is to be calculated by reference to a day or event, that day or the day of that event is excluded.

EXECUTED as a deed poll:

EXECUTED BY                           )
HEARTWARE LIMITED                     )


-------------------------------------   ----------------------------------------
Company Secretary/Director              Director

-------------------------------------   ----------------------------------------
Name of Company Secretary/ Director     Name of Director (print)
(print)

                          FORM OF NOTICE OF CONVERSION

[Date]

The Company Secretary
HeartWare Limited
C/- Level 1, 1 Bligh Street
SYDNEY NSW 2000

Dear Sir/Madam

Apple Tree Partners I, L.P. (HOLDER) gives 14 days notice of the conversion of [#insert amount converted#]] into ordinary shares in HeartWare Limited (COMPANY) at $1.00 per share, pursuant to the Convertible Note issued by the Company to the Holder on [date].

APPLE TREE PARTNERS I, L.P.

By: Apple Tree Ventures I, LLC, its
    General Partner


By:
    ---------------------------------
Name: Seth L. Harrison, M.D.
Title: Managing Member

                                    EXHIBIT B

                             SCHEDULE OF EXCEPTIONS

SECTION 2.6(B)

     - Three Warrants, dated October 3, 2003, issued by HeartWare to Robert Fine, exercisable for an aggregate of 3% of HeartWare's outstanding stock on the date of exercise. It is currently contemplated that Mr. Fine will receive replacement options for ordinary shares of the Buyer.

     - The Company reserves the right to issue one or more options for up to US$100,000 of ordinary shares of the Buyer to a consultant of HeartWare, which option would be exercisable for a period of seven years at a price per share of AUS$0.50.

SECTION 2.7(A)(I)

     The Company has the following additional liabilities, in addition to those set forth in the Financial Statements:

     -    Agreement, dated February 16, 2004, between the Company and Inteq
          Limited

     - Consulting Agreement, dated September 23, 2003, between the Company and Jane Reedy

     - Employment Agreement, dated November 12, 2004, between the Company and Stuart McConchie

     - Employment Agreement, dated November 21, 2004, between the Company and Jeffrey A. LaRose

SECTION 2.7(B)

     - Section 2.7(b)(v) -- Those certain convertible notes issued by HeartWare to ATP, have been consolidated, as of November 19, 2004, into two convertible notes, with amended terms, as follows: The maturity date of the convertible notes has been extended until January 31, 2005 and the notes are convertible either into (i) shares of HeartWare's Series B Convertible Preferred Stock, at the price per share indicated in the notes, and/or (ii) shares of HeartWare's next series of Preferred Stock issued in an equity financing, at the price per share of that series of Preferred Stock sold in the offering.

     - Section 2.7(b)(vi) -- HeartWare has entered into employment agreements with two employees:

          -    Jeffrey LaRose, CTO, dated November 23, 2004

          -    Stuart McConchie, CEO, dated November 12, 2004

     - Section 2.7(b)(xii) -- HeartWare has amended and restated the convertible notes that it has issued to ATP, which notes are convertible on the terms described above in the disclosure relating to
          Section 2.7(b)(v). In connection with the amendment and restatement of those notes, HeartWare filed an amendment to its certificate of incorporation to increase the number of authorized shares of Series B Convertible Preferred Stock and Common Stock.

SECTION 2.9

     - In connection with the various loans made by ATP to HeartWare to date, ATP has received a security interest in all the assets of HeartWare, including all of its intellectual property.

SECTION 2.15

     - In connection with the various loans made by ATP to HeartWare to date, ATP has received a security interest in all the assets of HeartWare, including all of its intellectual property.

SECTION 2.20

     - Certain past employees of HeartWare or its predecessor in interest, Kriton Medical, Inc., have not executed Proprietary Information Agreements. However, HeartWare does not believe that the failure of any of these individuals to have executed and delivered such Agreement would have a Material Adverse Effect on HeartWare, or ownership of its intellectual property.

     - There is currently in effect a Retention and Equity Rights Plan, dated February 27, 2004. HeartWare intends to terminate this Plan effective on the Closing Date.

SECTION 2.23

     - Employment Agreement, dated November 12, 2004, between HeartWare and Stuart McConchie.

     -    Convertible notes issued by HeartWare to ATP on November 19, 2004.

                                    EXHIBIT C
                FORM OF OPINION OF RICHARDS, LAYTON & FINGER LLP

                 [LETTERHEAD OF RICHARDS, LAYTON & FINGER, P.A.]

                                January ___, 2005

Board of Directors of
HeartWare, Inc.
3351 Executive Way
Miramar, FL 33025-3935

and Board of Directors of
HeartWare Limited
Level 1, 1 Bligh Street
Sydney, NSW 2000
Australia

          Re: HeartWare, Inc. - Proposed Restructuring

Ladies and Gentlemen:

          We have acted as special Delaware counsel to HeartWare, Inc., a Delaware corporation (the "Company"), and HeartWare Limited, a public company incorporated under the laws of Victoria, Australia (the "Parent") in connection with the proposed restructuring of the Company, pursuant to the Securities Exchange Agreement, dated as of December 10, 2004 (the Exchange Agreement"), among the Parent, the Company and certain of the holders of Series B Convertible Participating Preferred Stock, par value $.001 per share (the "Series B Preferred Stock"), which would involve, inter alia, the exchange of at least 96.6% of the issued and outstanding shares of the Company's Series B Preferred Stock, for ordinary shares of the Parent (the "Proposed Restructuring"). In this connection, you have requested our opinions as to certain matters under the General Corporation Law of the State of Delaware (the "General Corporation Law") and under the laws of the State of Delaware as they relate to the enforceability of the Exchange Agreement. This opinion is being delivered to each of you pursuant to Section 5.1(d) of the Exchange Agreement. Terms capitalized but not otherwise defined herein shall have the meanings ascribed to them in the Certificate of Incorporation (as defined below).

          For the purpose of rendering our opinions as expressed herein, we have been furnished and have reviewed copies of the following documents:

          (i) the Amended and Restated Certificate of Incorporation of the Company as filed with the Secretary of State of the State of Delaware (the "Secretary of State") on June 30, 2003 and the Certificate of Amendment of Certificate of Incorporation of the Company as filed with the Secretary of State on July 11, 2003 (collectively, the "Certificate of Incorporation");

          (ii) the Bylaws of the Company, dated April 9, 2003 (the "Bylaws");

          (iii) the Exchange Agreement; and

          (iv) the written notice of the holders of a Majority Interest in Series B Preferred Stock that such holders have voted, as a separate class, against treating the Proposed Restructuring as a Deemed Liquidation Event pursuant to Article 4A(3)(a)(iv) of the Certificate of Incorporation and waiving any notice requirements of the Company for the benefit of such holders in connection with the Proposed Restructuring pursuant to Article 4A(8)(b) of the Certificate of Incorporation which notice was delivered to the Company and the other holders of Preferred Stock at least ten (10) days prior to the closing of the Proposed Restructuring.

          With respect to the foregoing documents, we have assumed: (a) the genuineness of all signatures, and the incumbency, authority, legal right and power and legal capacity under all applicable laws and regulations, of each of the officers and other persons and entities signing or whose signatures appear upon each of said documents as or on behalf of the parties thereto; (b) the authenticity of all documents submitted to us as originals; (c) the conformity to authentic originals of all documents submitted to us as certified, conformed, photostatic, electronic or other copies; and (d) that the foregoing documents, in the forms submitted to us for our review, have not been and will not be altered or amended in any respect material to our opinions as expressed herein. For the purpose of rendering our opinions as expressed herein, we have not reviewed any document other than the documents set forth above, and we assume there exists no provision of any such other document that bears upon or is inconsistent with our opinions as expressed herein. We have conducted no independent factual investigation of our own, but rather have relied solely upon the foregoing documents, the statements and information set forth therein, and the additional matters recited or assumed herein, all of which we assume to be true, complete and accurate in all material respects.

          In addition to the foregoing, for the purpose of rendering our opinions as expressed herein, we have, with your consent, assumed:

          (i) that the Certificate of Incorporation and Bylaws constitutes the certificate of incorporation and bylaws of the Company, respectively, as presently in effect;

          (ii) that each of the parties to the Exchange Agreement (other than the Company and natural persons) has been duly created, organized or formed, as the case may be, and is validly existing in good standing under the laws of the jurisdiction governing its creation, organization or formation, as the case may be;

          (iii) that each of the parties to the Exchange Agreement has the requisite capacity, power, authority and legal right, as the case may be, to execute and deliver, and to perform such person's obligations under, the Agreement;

          (iv) that the Exchange Agreement has been duly authorized, executed and delivered by each of the parties thereto;

          (v) that the Exchange Agreement constitutes a legal, valid and binding obligation of each of the parties thereto (other than the Company), enforceable against each such party (other than the Company) in accordance with its terms;

          (vi) that the due authorization, execution and delivery of the Exchange Agreement by each of the parties thereto did not, and the consummation of the transactions contemplated thereby will not, violate or conflict with any provision of any judgment, order, writ, injunction or decree of any court or governmental authority, or violate or result in a breach of or constitute a default or require any consent (other than such consents as have been duly obtained) under, any provision of any other agreement, contract, instrument or obligation to which any such party is a party or by which any such party or any of such party's properties is bound;

          (vii) that the Exchange Agreement has not been terminated in accordance with the terms thereof;

          (viii) that the restrictions on "business combinations" (as defined in Section 203(c)(3) of the General Corporation Law of the State of Delaware) set forth in Section 203 of the General Corporation Law are not applicable to the Company, the Buyer (as defined in the Agreement), the Selling Stockholders (as defined in the Agreement), the Exchange Agreement or the transactions contemplated thereby pursuant to Section 203(b)(4) thereof; and

          (ix) that (x) the application of Delaware law to the Exchange Agreement would not be contrary to a fundamental policy of a jurisdiction (other than the State of Delaware) which (a) would be the jurisdiction of applicable law in the absence of an effective choice of law, and (b) has a materially greater interest than Delaware in the determination of any particular issue relating to the Agreement, and (y) the transactions described in, and relating to, the Exchange Agreement have a substantial and reasonable relationship with Delaware and there is a reasonable basis for the choice of Delaware law to govern the Agreement.

                                   BACKGROUND

          The Company currently has the following authorized classes of capital stock: (1) 6,000,000 shares of Common Stock, and (2) 2,000,000 shares of preferred stock, par value $.001 per share (the "Preferred Stock"), of which 626,700 shares are designated Series A-1 Non-Voting Preferred Stock (the "Series A-1 Preferred Stock"), 436,500 shares are designated Series A-2 Non-Voting Preferred Stock (the "Series A-2 Preferred Stock"), and 603,105 shares are designated Series B Preferred Stock. Collectively, the Series A-1 Preferred Stock and the Series A-2 Preferred Stock are referred to herein as the "Series A Preferred Stock." The Company also has 333,650 shares of authorized blank check Preferred Stock.

          With respect to voting power, the holders of Series B Preferred Stock generally are entitled to the number of votes equal to the number of shares of Common Stock into which their shares of Series B Preferred Stock are then convertible. The Series B Preferred Stock votes together with the Common Stock, as a single class, with respect to all matters presented to the stockholders of the Company for adoption other than specified actions and transactions for which the Series B Preferred Stock votes as a separate class. One of the specified transactions on which the Series B Preferred Stock votes as a separate class is any transaction or series of related transactions pursuant to or as a result of which a single person (or group of affiliated persons) acquires or holds capital stock of the Company representing a majority of the Company's outstanding voting power -- a Change in Control Transaction. A Change in Control Transaction will constitute a Deemed Liquidation Event under Article 4A(3)(a)(iv) of the Certificate of Incorporation unless the holders of a Majority Interest in Series B Preferred Stock, voting separately as a class, vote against treating such transaction or series of transactions as a Deemed Liquidation Event. The Series A Preferred Stock has no voting rights under the Certificate of Incorporation. The holders of Common Stock vote together with the holders of Series B Preferred Stock as a single class on all matters on which stockholders are generally entitled to vote except that the holders of Common Stock are not entitled to vote on any amendment to the Certificate of Incorporation that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more of such series, to vote thereon.

          The Company is currently seeking funding of up to US$24,950,000 to finance the development of a medical device for the treatment of congestive heart failure. It is contemplated that the funding will be obtained through an initial public offering of ordinary shares in the Parent (the "IPO") and a U.S private placement of ordinary shares under Regulation D promulgated under the Securities Act of 1933, as amended. The IPO requires that the Company restructure the ownership of its capital stock into the Parent, so that an Australian entity can be the IPO vehicle. Pursuant to the terms of the Proposed Restructuring, holders of at least 96.6% of the Series B Preferred Stock will exchange their shares in the Company for ordinary shares in the Parent [with an aggregate value of US$32.5 million], subject to adjustment based on the value of the Parent. As a result of the foregoing, the Parent will acquire at least 96.6% of the issued and outstanding shares of Series B Preferred Stock and thereby acquire control of a majority in voting power of the outstanding capital stock of the Company -- a Change in Control Transaction. Following the Proposed Restructuring, the holders of Series A Preferred Stock will continue to hold shares of Series A Preferred Stock. The Proposed Restructuring does not contemplate any amendments to the Certificate of Incorporation; therefore, the powers, preferences and special rights of the Series A Preferred Stock, the Series B Preferred Stock and the Common Stock will be unaffected by the Proposed Restructuring. In this connection, you have requested our opinions regarding whether: (1) the Proposed Restructuring will violate the Certificate of Incorporation or the General Corporation Law; (2) the Proposed Restructuring will result in a Deemed Liquidation Event under Article 4A(3)(a)(iv) of the Certificate of Incorporation or result in the liquidation or dissolution of the Company under the General Corporation Law; (3) the holders of Series A Preferred Stock are entitled under the Certificate of Incorporation or the General Corporation Law to a separate series vote on the Proposed Restructuring; and (4) the Exchange Agreement constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

                                   CONCLUSION

          Based upon and subject to the foregoing and based upon our review of such matters of law as we have deemed necessary and appropriate in order to render our opinions as expressed herein, and subject to the assumptions, limitations, exceptions and qualifications set forth herein, it is our opinion that:

          The Proposed Restructuring will not violate the Certificate of Incorporation or the General Corporation Law.

          The Proposed Restructuring will not result in a Deemed Liquidation Event under Article 4A(3)(a)(iv) of the Certificate of Incorporation or result in the liquidation or dissolution of the Company under the General Corporation Law.

          Holders of Series A Preferred Stock are not entitled under the Certificate of Incorporation or the General Corporation Law to a separate series vote on the Proposed Restructuring.

          The Exchange Agreement constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

          The foregoing opinions are subject to the following limitations, assumptions, exceptions and qualifications:

          We are admitted to practice law in the State of Delaware and do not hold ourselves out as being experts on the law of any other jurisdiction. The foregoing opinions are limited to the laws of the State of Delaware, and we have not considered and express no opinion on the effect of the laws of any other state or jurisdiction, including state or federal laws relating to securities or other federal laws, or the rules and regulations of stock exchanges or of any other regulatory body. In addition, we have not considered and express no opinion as to the applicability of or any compliance with the Delaware Securities Act, 6 Del. C. section 7301 et seq., or any rules or regulations promulgated thereunder.

          Our opinion as expressed in paragraph 4 above is subject to (i) applicable bankruptcy, insolvency, fraudulent transfer and conveyance, moratorium, reorganization, receivership and similar laws relating to or affecting the enforcement of the rights and remedies of creditors generally,
(ii) principles of equity, including principles of commercial reasonableness, good faith and fair dealing and the applicable law relating to fiduciary duties (regardless of whether considered and applied in a proceeding in equity or at law), and (iii) the discretion of the court before which any proceeding in respect of the Exchange Agreement or the transactions contemplated thereby may be brought.

          With respect to our opinion as set forth in paragraph 4 above, we express no opinion with respect to the legality, validity, binding effect or enforceability of Section 7.8 of the Exchange Agreement (to the extent it purports, or would operate, to render ineffective any waiver, amendment or modification not in writing) and with respect to the second clause of the first sentence of Section 7.4 of the Exchange Agreement (to the extent it purports to modify a provision of the Exchange Agreement which has been found to be unenforceable).

          Our opinion as set forth in paragraph 4 above does not encompass any agreement or document referred to or incorporated by reference into the Agreement.

          The foregoing opinions are rendered solely for the benefit of HeartWare, Inc. and HeartWare Limited in connection with the matters addressed herein and, without our prior written consent, may not be furnished or quoted to, or be relied upon by, any other person or entity other than the Company and may not be relied upon by you or by any other person or entity for any other purpose.

                                       Very truly yours,


                                       -----------------------------------------

CSB/LRS/th